Exhibit 3.61

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF VOIT CORPORATION

Under Section 805 of the Business Corporation Law

The-undersigned, being the President and Assistant Secretary, respectively, of Voit Corporation (the “Corporation”) hereby certify:

1.  The name of the Corporation is Voit Corporation.  It was originally incorporated under the name American Bowling Enterprise, Inc.

2.  Its Certificate of Incorporation was filed by the Department of State on November 5, 1959.  A Restated Certificate of Incorporation was filed on March 15, 1984 and was later amended by a Certificate of Amendment filed on March 28, 1985.

3.  The Certificate of Incorporation of the Corporation, as restated and amended prior to the date hereof, is hereby further amended:

(A)  to increase the aggregate number of shares which the Corporation shall have authority to issue by authorizing 5,000,000 additional shares with a par value of $1.00 each and to designate the same as Preferred Shares; and

(B)  to fix the relative rights, preferences and limitations thereof;

4.  Paragraph FOURTH of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FOURTH:  The aggregate number of shares which the Corporation shall have the authority to issue and the designations, relative rights, preferences, privileges and limitation attached thereto shall be as follows:

(1)  The aggregate number of shares which the Corporation shall have the authority to issue is fifteen million (15,000,000), of which ten million (10,000,000) shares par value $.005 per share, shall be Common Stock, and five million (5,000,000) shares, par value $1.00 per share, shall be Preferred Stock.

(a)  Each share of the Common Stock of the Corporation shall have one (1) vote.  Each share of Preferred Stock of the Corporation shall have no voting rights, except as otherwise required by law.

(b)  The Board of Directors of the Corporation is hereby expressly granted the authority to fix any and all designations, relative rights, preferences or limitation thereof, which are permitted by the Business Corporation Law in respect to any class or classes of Preferred Stock of any series of class of Preferred Stock of the Corporation as the same may be fixed, from time to time, by resolution or resolutions of the Board of Directors of the Corporation and shall not be fixed by this Certificate of Incorporation.

5.  The foregoing amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors followed by vote of the holders of a majority of all Outstanding shares entitled to vote thereon at a meeting of Shareholders.

2

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment and affirm the truth of the statements herein under penalties of perjury this 18th day of December, 1987.

/s/ David H. Goldman
President
David H. Goldman

/s/ Sanford M. Rowe
Assistant Secretary
Sanford M. Rowe

3

RESTATED CERTIFICATE OF INCORPORATION

OF

VOLT CORPORATION

Under Section 807 of the Business Corporation Law

of the State of New York

The undersigned, the President and Assistant Secretary, respectively, of Voit Corporation, a New York corporation (the “Corporation”), acting in accordance with Section 807 of the Business Corporation Law of the State of New York (the “BCL”), do hereby certify, as follows:

1.                                      The name of the Corporation is Voit Corporation.  The Corporation was originally incorporated under the name American Bowling Enterprises Inc., which was subsequently changed to Reltron Corporation.

2.                                      The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on November 5, 1959.  A Restated Certificate of Incorporation was filed by the Department of State of the State of New York on March 15, 1984, which was subsequently amended by Certificates of Amendment filed by the Department of State of the State of New York on March 28, 1985 and January 19, 1988, respectively.

3.                                      The Certificate of Incorporation of the Corporation as now in full force and effect is hereby amended to effect the following changes authorized by Section 801 of the BCL:

(a)                                 To change the purpose for which the Corporation has been formed as set forth in Article SECOND of this Restated Certificate of Incorporation;

(b)                                 To change the number of authorized shares that the Corporation has the authority to issue from 10,000,000 common shares to 1,000 common shares and the par value per share from $.005 to $.01 and to eliminate the 5,000,000 authorized shares of preferred shares, par value $100, each as set forth in Article FOURTH of this Restated Certificate of Incorporation;

(c)                                  To eliminate any reference as to (i) the number of directors that shall serve on the board of directors of this Corporation, (ii) the procedures to fill vacancies on the board of directors of the Corporation, (iii) whether directors of the Corporation need be shareholders of the Corporation and (iv) the committees that may be established by the Board of Directors of the Corporation;

(d)                                 To modify the indemnification provisions with respect to directors, officers and other persons as set forth in Article EIGHTH of this Restated Certificate of Incorporation;

(e)                                  To change the post office address for mailing a copy of any process against the Corporation served upon the Secretary of State, as set forth in Article SIXTH of this Restated Certificate of Incorporation;

(f)                                   To provide that no director shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, except for certain acts or omissions as set forth in Article SEVENTH of this Restated Certificate of Incorporation; and

(g)                                  To provide that, except specifically set forth in this Restated Certificate of Incorporation, no provision of this Restated Certificate of Incorporation is intended to be construed as limiting, prohibiting, denying or abrogating any of the powers or rights conferred under the BCL upon, among other persons, the Corporation and its shareholders as set forth in Article NINTH herein.

4.                                      This Restated Certificate of Incorporation was authorized by the affirmative vote of the Board of Directors of the Corporation and the sole shareholder of the Corporation.

The Certificate of Incorporation of the Corporation is hereby restated to set forth its entire text, as amended, as follows:

FIRST:  The name of the Corporation is Voit Corporation.

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the BCL.  The Corporation is not being formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:  The county within the State of New York in which the office of the Corporation is to be located is Monroe County.

FORTH:  The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000), all of which are of $0.01 par value and are of the same class and are designated as common shares.

FIFTH:  No holder of shares of the Corporation of any class now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any right to subscribe or to purchase such shares or any securities convertibles in, to or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

SIXTH:  The Secretary of State is designated as  the agent of the Corporation upon whom process against the Corporation may be served.  The post office address within or without the State of New York to which the Secretary of State shall mail a copy of any process against the Corporation served upon such Secretary of State is c/o Weil, Gotshal & Manges; 767 Fifth Avenue, New York, New York 10153, Attention:  David E. Zeltner, Esq.

SEVENTH:  A director shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, except for any matter in respect of which such director shall be liable by reason that, in addition to any and all other requirements for such liability, there shall have been a judgment or other final adjudication adverse to such director that establishes that such director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the BCL.  Neither the amendment nor the repeal of this Article shall eliminate or reduce the effect of this Article in respect to any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH:  The Corporation shall indemnify, to the full extent permitted by the BCL, as amended from time to time, all persons whom it is permitted to indemnify pursuant thereto.

NINTH:  Subject to any limitations contained elsewhere in this Certificate of Incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board may be amended or repealed by the shareholders entitled to vote thereon.  Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the Corporation to be construed as prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the BCL upon the Corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel.

IN WITNESS WHEREOF, We have subscribed this certificate and do hereby affirm the foregoing as true under the penalties of perjury, this 31st day of August 1993.

VOIT CORPORATION

By:	/s/ David M. Pender
Name: David M. Pender
Title: President

By:	/s/ Warren R. Lehman
Name: Warren R. Lehman
Title: Assistant Secretary